UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2006

TERAX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72230	88-0475757
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

9600 Great Hills Trail, Suite 150W, Austin, Texas 78759
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (512) 231-8444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 10, 2005, Lawrence J. Finn was appointed as chief financial officer and interim chief executive officer of Terax Energy, Inc. (the “Company”). On January 26, 2006, Mr. Finn was appointed chief executive officer of the Company. As previously disclosed, Mr. Finn will receive an initial salary of $175,000 per year, together with customary benefits. In addition, Mr. Finn was awarded 500,000 shares of the Company’s common stock, subject to and governed by the Company’s management stock pool agreement. As such, the shares awarded to Mr. Finn are subject to achievement of certain performance milestones, including his continued employment by the Company.

On January 26, 2006, Richard C. Binz was appointed as controller and chief accounting officer of the Company. Mr. Binz will receive an annual salary of $130,000, subject to increases based on periodic performance reviews and customary benefits. In addition, Mr. Binz was awarded 200,000 shares of the Company’s common stock, subject to and governed by the Company’s management stock pool agreement. As such, the shares awarded to Mr. Finn are subject to achievement of certain performance milestones, including his continued employment by the Company. Mr. Binz was also awarded, subject to shareholder approval of the plan, options to purchase 200,000 shares of the Company’s common stock which vest over two years.

From 2002 until May of 2005, Mr. Binz served assistant controller revenue and property accounting, the controller of CDX Gas, LLC, a Dallas based company. From 2001 to 2002, Mr. Binz served as assistant controller of Crosstex Energy Services. Prior to 2001, Mr. Binz served in various capacities with The Wiser Oil Company and Santa Fe Minerals.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Exhibit Title of Description
Number

99.1	Press Release dated January 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2006

TERAX ENERGY, INC.

By:	/s/ LAWRENCE FINN
Name: Lawrence Finn
Title: Chief Executive Officer